Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form F-4 No. 333-210118) and related Prospectus of Ocean Rig UDW Inc. for the re-domiciliation of Ocean Rig UDW Inc. in the Cayman Islands, and to the incorporation by reference therein of our reports dated March 31, 2016, with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
April 7, 2016